UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2018

SYNLOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37566	26-1824804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Binney St., Suite 402 Cambridge, MA		02142
(Address of principal executive offices)		(Zip Code)

(617) 401-9975

Registrant’s telephone number, including area code

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in Synlogic, Inc.’s (the “Company”) Quarterly Report on Form 10-Q for the period ended June 30, 2018 (the “10-Q”), on May 10, 2018, Aoife Brennan, M.B., B.Ch. was appointed to serve as the Company’s Interim President and Chief Executive Officer. On October 1, 2018, the Company’s Board of Directors named Dr. Brennan as the Company’s President and Chief Executive Officer on a full-time basis and appointed Dr. Brennan as a member of the Company’s Board of Directors.

In connection with her appointment, the Company entered into an amended and restated offer letter with Dr. Brennan (the “Employment Agreement”), pursuant to which Dr. Brennan will receive (i) an annual base salary of $490,000 commencing as of October 2, 2018 (the “CEO Salary”), (ii) a target bonus of 40% of the CEO Salary and (iii) a one-time grant of an option to purchase an aggregate of 150,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of the grant, which option will vest as to one-fourth of the shares on the first anniversary of Dr. Brennan’s start date as President and Chief Executive Officer and as to the remainder in equal monthly installments for the following 36 months, continuing for so long as Dr. Brennan continues to serve as the Company’s President and Chief Executive Officer.

The Employment Agreement provides that, in the event that Dr. Brennan’s employment is terminated for any reason other than for “cause,” death or “disability,” or by Dr. Brennan for “good reason” (each as defined in the Employment Agreement), subject to the execution and effectiveness of a separation agreement and release, she will be entitled to receive (i) continuing severance pay at a rate equal to 100% of her base salary, as then in effect (less applicable withholding), for a period of 12 months from the date of such termination, to be paid periodically in accordance with normal Company payroll practices; (ii) the right to continue health care benefits under COBRA, paid by the Company at a cost similar for active and similarly situated employees who receive the same type of coverage until the earlier of (a) 12 months from termination, or (b) the date on which Dr. Brennan becomes eligible for healthcare insurance with a subsequent employer, and (iii) a lump-sum payment equal to the prorated portion of the target bonus for the fiscal year in which Dr. Brennan is terminated.

The Employment Agreement provides that, in the event Dr. Brennan’s employment is terminated on account of death, “disability,” resignation for “good reason” or without “cause,” in any case, within the 12-month period immediately following or the 30-day period immediately prior to a “change in control,” then Dr. Brennan’s outstanding unvested restricted stock and/or options shall become fully vested.

In addition, Dr. Brennan has entered into a non-solicitation and non-competition agreement that applies during the term of Dr. Brennan’s employment and for 12 months thereafter.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which will be filed as an exhibit to a future periodic report to be filed with the Securities and Exchange Commission.

Dr. Brennan’s biographical and other information required to be disclosed hereunder is included in the 10-Q and is incorporated herein by reference.

On October 2, 2018, the Company issued a press release announcing Dr. Brennan’s appointment as Chief Executive Officer and President, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release, October 2, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNLOGIC, INC.

Date: October 4, 2018	By:	/s/ Todd Shegog
	Name:	Todd Shegog
	Title:	Chief Financial Officer